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                                    Barnett Banks, Inc.
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                             MEDIA                        ANALYSIS
                             David Palombi                Greg Delaney
                             791-5013-office              791-7627-office
                             363-3101-home                287-2283-home
                             Area Code 904                Area Code 904

FOR IMMEDIATE RELEASE
January 14, 1997

BARNETT AGREES TO ACQUIRE OXFORD RESOURCES; ANNOUNCES
ADDITIONAL STOCK BUYBACK PROGRAM

        JACKSONVILLE, Fla. - Barnett Banks, Inc. today announced that it has reached a definitive agreement to acquire Oxford Resources Corp., the nation's largest independent automobile leasing company. In addition, Barnett's Board of Directors has authorized management to repurchase up to an additional 15 million shares of Barnett's common stock.

        Oxford, based in Melville, N.Y., provides leases and loans for new and used automobiles through more than 2,000 auto dealers in 21 states across the country. Through its national dealer network, Oxford's total lease and loan originations in 1996 approximate $1 billion.

        The transaction is expected to be neutral to slightly accretive to earnings in the first year and increasingly accretive thereafter. Under the terms of the agreement, Oxford shareholders will receive 0.9085 shares of Barnett common stock for each share of Oxford common stock in a tax-free exchange. Based on the price of Barnett shares at the close of business of January 13, 1997, the transaction would be valued at $570 million.

        Similar to Barnett's 1995 acquisition of EquiCredit Corporation, this transaction furthers Barnett's long-term mission to continue growing revenue by expanding nationally into high-growth financial services businesses that leverage the company's core capabilities. It also provides an opportunity for the company to make a significant acquisition that both meets its strategic objectives and provides attractive financial returns.

        "This acquisition is a significant step toward enhancing Barnett's automobile finance business, which is already one of our strengths," said Charles E. Rice, Barnett chairman and chief executive officer. "The number of consumers choosing to lease rather than buy new or used automobiles is increasing dramatically. This transaction immediately makes Barnett a leader in this fast growing field and furthers our goal of expanding our national operations."

        "There is a natural fit between Barnett's strategy to grow its auto finance operations on a geographic and product line basis and Oxford's leasing expertise, track record and presence in 21 states," said Michael C. Pascucci, Oxford's chairman and chief executive officer. "Combining Barnett's strengths with our automobile leasing and lending capabilities should accelerate our plans to grow our business nationally."

        Barnett currently originates approximately 25% of all automobile loans in Florida, and is ranked among the top ten auto lenders nationally. The Company makes vehicle loans through more than 1,500 automobile dealers in Florida and seven other southern states.

        The transaction with Oxford will enhance and expand Barnett's dealer relationships, extend the company's product offerings through the addition of Oxford's new and used vehicle lease and loan products and rapidly expand Barnett's geographic reach. Barnett will also benefit from Oxford's demonstrated strength in remarketing previously leased vehicles, a key measure of success in the automobile leasing business.

        Oxford's dealers should also benefit from the transaction, as they will be able to access Barnett's broad line of retail automobile loan products.

        Oxford's management is considered one of the most experienced and innovative in the automobile finance industry, having introduced a variety of unique auto leasing products since entering this business in 1979. The agreement ensures that Oxford's management will remain in place.

        The transaction, which requires regulatory approval, will be accounted for as a purchase. Oxford shareholders with votes representing in excess of 80 percent of the voting control of the company have agreed to vote their shares in favor of the transaction. In addition, Oxford has granted Barnett an option to purchase, under certain circumstances, up to
19.9 percent of Oxford's outstanding shares of common stock. The transaction is expected to close by mid-year 1997.

        With more than $40 billion in assets, Barnett Banks, Inc. is the leading financial institution in Florida and ranked in the top 25 in the United States. The company provides a complete line of banking and related financial services to consumers and businesses. Barnett stock
(BBI) is listed on the New York Stock Exchange.

        Oxford Resources Corp. is the nation's largest independent automobile leasing company, with operations in 21 states across the country. The company's stock (OXFD) is listed on NASDAQ.


                   SEC Cautionary Safe Harbor Language

The press release contains certain forward looking statements with respect to the financial conditon, results of operations and business of Barnett following the consummation of the merger, including statements relating to: (a) revenue enhancements that will be realized from the merger and (b) projected 1997 earnings per share. Factors that may cause actual results to differ materially from those contemplated by such forward looking possibilities: (1) expected revenue enhancements from the merger cannot be fully realized; (2) competitve pressure in the banking and financial services industry increases significantly; and (3) general economic conditions, either nationally or in Florida, are less favorable than expected.